Exhibit 10.(xlix)


                        SETTLEMENT AND RELEASE AGREEMENT

This Settlement Agreement is made as of May 25, 1999 ("Effective Date") by and between Nevada Manhattan Group, Inc., a Nevada Corporation doing business in California (the "Company") and Jeffrey Kramer, an individual residing in California ("Kramer"). The Company has requested the resignation of Kramer. Kramer will provide his immediate resignation, both as an Officer and Director, as of the Effective Date, under the following terms and conditions:

1. The Company will pay in full, $26,500.00 currently owed, outstanding and in arrears to Kramer pursuant to the terms and conditions of Kramer's Employment Agreement originally dated January 1, 1995, as amended. Payments will be made in three installments, on or before June 10, 1999 ($8,834), on or before June 30, 1999 ($8,833) and on or before July 31, 1999 ($8,833);

2. The Company will pay in fill, on or before June 28, 1999, current and outstanding amounts to Kramer totaling (a) $200.00 for an outstanding aged expense report, and (b) $1650.00 for finds advanced by Kramer to pay health insurance for the period beginning April 1999;

3. The Company will issue, on or before the Effective Date, a new Promissory Note to Kramer in the amount of $141,604.00. Said Note will be due and payable on or before six (6) months after the Effective Date with interest accruing at 8%. Should the Company receive any payment(s) from the "Marlowe Harvey Settlement" related to the Company's Manhattan, Nevada Mining Property, related legal fees will be paid first, and then 50% of any payments received by the Company will be first applied to the reduction of the Kramer Note until paid in fill (current related legal fees are approximately $10,000). Payments to Kramer under this Note will be made to Kramer or his designee at Kramer's election. Should the Company elect, it may prepay the Note in full within thirty (30) days of the Effective Date, without interest, by the delivery of negotiable finds in the amount of $110,000.00. Kramer will, without any compensation and without any liability, follow up on the Harvey settlement on behalf of the Company. Kramer will keep the CFO of the Company informed of the status of the settlement and will not make any commitments, representations or warranties on behalf of the Company;

4. In consideration of prior finds provided to the Company by Kramer, the Company will issue, on or before the Effective Date, 700,000 shares of the restricted Common Stock of the Company to Kramer or his designee(s). Said shares will be applied toward the reduction in the price paid by Kramer, $1.00 per share in October 1998, to approximately $0.45. Kramer acknowledges that the Company had obligations to issue common stock in excess of the representations made by he and Christopher Michaels in the subscription agreement between TiNVI, Inc., dated on or around August 28, 1998. Kramer further acknowledges, to the best of his knowledge, that there are no further obligations to issue common stock that existed at August 28, 1998 other than those due Joe Rude (approximately 2.82 million), Brazil employees (approximately 600,000) and



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Nathan Neff/related parties (approximately  800,000) which would cause to exceed the 5,380,000 amount described in paragraph (g), page 6 of said subscription agreement. Kramer does not have knowledge, and assumes no liability for transactions which Christopher Michaels may have entered into;

5. The Company will issue, on or before the Effective Date, a letter, with copies addressed to both, Kramer, and U. S. Stock Transfer, declaring that Kramer is no longer an officer, director or afliate of the Company. Language will also be included, declaring that Kramer had provided funds to the Company between June 1997 and August 1998, for which the 585,000 shares issued previously, and the 700,000 shares to be issued, were delivered to Kramer.
Further, language will be included re-confirming the Board Of Directors' resolution that any tax liability incurred by Kramer or the Company, as a result of funds provided by Kramer to the Company through the sale of stock or otherwise, will be the sole responsibility of the Company;

6. Should the Company agree and comply fully with all the payments, terms and conditions contained herein, Kramer will waive all rights pursuant to his aforementioned Employment Contract and, on his own behalf and on behalf of his heirs, legal representatives successors and assigns, hereby fully and forever releases the Company and its officers, directors, employees, administrators, affiliates, divisions, subsidiaries, predecessors, successors and assigns from, and agrees not to sue concerning, any claim, demand, right, duty, obligation, liability, cause or cause of action relating to any matters or things of any kind, nature or description whatsoever, whether presently known or unknown, suspected or unsuspected, that Kramer may possess arising from any omissions, acts or facts that have occurred up until and including today. Further, the forgoing release shall not apply to, and Kramer reserves the right to assert, any act or omission by the Company, which constitutes, or is alleged to constitute gross negligence, willful misconduct, or bad faith. Kramer also hereby agrees to provide ongoing consulting services to the Company, at the rate of $750.00 per day under mutually acceptable terms. The forgoing release shall not apply to, and Kramer reserves the right to assert any act or omission by the Company which constitutes gross negligence, willful misconduct, or bad faith;

7. The Company, on its own behalf and on behalf of its officers, directors, employees, administrators, affiliates, divisions, subsidiaries, predecessors, successors and assigns (as used in this paragraph, each, the "Company"), hereby fully and forever releases Kramer and his heirs, legal representatives, successors and assigns from, and agrees not to sue concerning, any claim, demand, right, duty, obligation, liability, cause or cause of action relating to any matters or things of any kind, nature or description whatsoever, whether presently known or unknown, suspected or unsuspected, that the Company may possess arising from any omissions, acts or facts that have occurred up until and including today. The forgoing release shall not apply to, and the Company reserves the right to assert any act or omission by Kramer which constitutes gross negligence, willful misconduct, or bad faith;


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8. The Company shall indemnify and hold Kramer  harmless,  to the maximum extent permitted by applicable law, from and against any and all loss, cost, damage or expense, including but not limited to actual attorney's fees and costs, if any, arising out of, pertaining or related to, or in connection with, any threatened, pending or completed claim, demand, assertion, allegation, action or proceeding, whether civil, criminal, administrative or investigative, arising out of, or pertaining or related to, or in connection with the fact that Kramer is or was an officer, director, employee, or agent of the Company or any subsidiary of the Company, or any action, omission or inaction on Kramer's part while an officer, director, employee, or agent of the Company, or the fact that Kramer was serving at the request of the company as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The forgoing indemnification shall not apply to any act or omission by Kramer which constitutes gross negligence, willful misconduct, or was the result of bad faith;

9. This Settlement Agreement shall be governed by and interpreted according to the law of the State of California, without reference to its conflict of laws principles. In the event of a dispute relating to this Settlement Agreement, it shall be interpreted in accordance with its fair meaning and shall not be interpreted for or against any party on the ground that such party drafted or caused to be drafted this Settlement Agreement or any part hereof. Any dispute relating to this Settlement Agreement shall be submitted to the Los Angeles office of the American Arbitration Association and determined according to the rules of the American Arbitration Association for commercial disputes. In any dispute arising out of this Settlement Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs, including the arbitrator's fees.

If the above terms and conditions are acceptable, please execute where provided below.

Agreed and accepted:

/s/ Richard Izumi
----------------------------------------
Richard Izumi, Chairman and CEO
Nevada Manhattan Group, Inc.


/s/ Jeffrey Kramer
---------------------------------
Jeffrey Kramer